 Exhibit 23.2

Morrill & Associates, LLC

Certified Public Accountants

563 West 500 South, Suite 425

Bountiful, Utah 84010

801-546-9068 Phone; 801-546-8211 Fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Fuelstream, Inc. (formerly SportsNuts, Inc.) (the “Company”) of our report dated April 14, 2011 relating to the consolidated balance sheets of the Company at December 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, which report is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Sincerely,

/s/ Morrill & Associates

Morrill & Associates

Bountiful, Utah 84010

August 23, 2011